Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Protopia Global Holdings Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-269343) of our report dated September 28, 2023, relating to the audit of the consolidated balance sheet of Protopia Global Holdings Inc. (collectively the “Company”) as of June 30, 2023, and the related consolidated statement of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for the period from August 18, 2022 (inception) to June 30, 2023, and the related notes, which appears in this Form 10-K filed by the Company with the U.S. Securities Exchange Commission on September 28, 2023.

San Mateo, California	WWC, P.C.
September 28, 2023	Certified Public Accountants PCAOB ID: 1171